CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Maximum aggregate offering price	Amount of registration fee(1) (2)
Medium-Term Senior Notes, Series G	$2,804,000	$325.82

(1)	Calculated in accordance with Rule 457(r) of the Securities Act.

(2)
Pursuant to Rule 457(p) under the Securities Act, the $266,033.49 remaining of the relevant portion of the registration fees previously paid with respect to unsold securities registered on Registration Statement File No. 333-172554, filed on March 2, 2011 by Citigroup Funding Inc., a wholly owned subsidiary of Citigroup Inc., is being carried forward, of which $325.82 is offset against the registration fee due for this offering and of which $265,707.67 remains available for future registration fee offset.  No additional registration fee has been paid with respect to this offering.  See the “Calculation of Registration Fee” table accompanying the filing of Pricing Supplement No. 2015-CMTNG0369 dated February 12, 2015, filed by Citigroup Inc. on February 17, 2015, for information regarding the registration fees that are being carried forward.

Citigroup Inc.	April 21, 2015 Medium-Term Senior Notes, Series G Pricing Supplement No. 2015-CMTNG0478 Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-192302
Autocallable Contingent Coupon Equity Linked Securities Based on Shares of the SPDR® S&P® Oil & Gas Exploration & Production ETF Due April 26, 2018
▪
The securities offered by this pricing supplement are unsecured senior debt securities issued by Citigroup Inc.  The securities offer the potential for quarterly coupon payments at an annualized rate that, if all are paid, would produce a yield that is generally higher than the yield on our conventional debt securities of the same maturity. In exchange for this higher potential yield, you must be willing to accept the risks that (i) your actual yield may be lower than the yield on our conventional debt securities of the same maturity because you may not receive one or more, or any, contingent coupon payments; (ii) your actual yield may be negative because, at maturity, what you receive may be worth significantly less than the stated principal amount of your securities and possibly worth nothing; and (iii) the securities may be automatically redeemed prior to maturity. Each of these risks will depend on the performance of the shares of the SPDR® S&P® Oil & Gas Exploration & Production ETF (the “underlying shares”), as described below.  Although you will be exposed to downside risk with respect to the underlying shares, you will not participate in any appreciation of the underlying shares or receive any dividends paid on the underlying shares.

▪
Investors in the securities must be willing to accept (i) an investment that may have limited or no liquidity and (ii) the risk of not receiving any payments due under the securities if we default on our obligations. All payments on the securities are subject to the credit risk of Citigroup Inc.

KEY TERMS
Underlying shares:	Shares of the SPDR® S&P® Oil & Gas Exploration & Production ETF (NYSE Arca symbol: “XOP”) (the “underlying share issuer” or “ETF”)
Aggregate stated principal amount:	$2,804,000
Stated principal amount:	$1,000 per security
Pricing date:	April 21, 2015
Issue date:	April 24, 2015
Valuation dates:
The 21st day of each January, April, July and October, beginning in July 2015 and ending on April 23, 2018 (the “final valuation date”), each subject to postponement if such date is not a scheduled trading day or if certain market disruption events occur

Maturity date:	Unless earlier redeemed, April 26, 2018
Contingent coupon payment dates:	For any valuation date, the fifth business day after such valuation date, except that the contingent coupon payment date for the final valuation date will be the maturity date
Contingent coupon:
On each quarterly contingent coupon payment date, unless previously redeemed, the securities will pay a contingent coupon equal to approximately 1.813% (equal to 7.25% per annum) of the stated principal amount of the securities if and only if the closing price of the underlying shares on the related valuation date is greater than or equal to the coupon barrier price.  If the closing price of the underlying shares on any quarterly valuation date is less than the coupon barrier price, you will not receive any contingent coupon payment on the related contingent coupon payment date.

Automatic early redemption:
If, on any of the first eleven quarterly valuation dates, the closing price of the underlying shares is greater than or equal to the initial share price, each security you then hold will be automatically redeemed on the related contingent coupon payment date for an amount in cash equal to $1,000 plus the related contingent coupon payment.

Payment at maturity:
If the securities are not automatically redeemed prior to maturity, you will be entitled to receive, for each $1,000 stated principal amount security you hold at maturity:
▪   If the final share price is greater than or equal to the final barrier price: $1,000 plus the contingent coupon payment due at maturity
▪   If the final share price is less than the final barrier price: a fixed number of underlying shares equal to the equity ratio (or, if we exercise our cash election right, the cash value of those shares based on the closing price of the underlying shares on the final valuation date)
If the final share price is less than the final barrier price, you will receive underlying shares (or, in our sole discretion, cash) worth less than 75.00% of the stated principal amount of your securities, and possibly nothing, at maturity, and you will not receive any contingent coupon payment at maturity.

Initial share price:	$52.94, the closing price of the underlying shares on the pricing date
Final share price:	The closing price of the underlying shares on the final valuation date
Coupon barrier price:	$39.705, 75.00% of the initial share price
Final barrier price:	$39.705, 75.00% of the initial share price
Equity ratio:	18.88931, the stated principal amount divided by the initial share price, subject to anti-dilution adjustments for certain corporate events
Listing:	The securities will not be listed on any securities exchange
CUSIP / ISIN:	1730T06Z7 / US1730T06Z72
Underwriter:	Citigroup Global Markets Inc. (“CGMI”), an affiliate of the issuer, acting as principal
Underwriting fee and issue price:	Issue price(1)(2)	Underwriting fee(3)	Proceeds to issuer
Per security:	$1,000.00	$20.00	$980.00
Total:	$2,804,000.00	$56,080.00	$2,747,920.00
(1) On the date of this pricing supplement, the estimated value of the securities is $941.00 per security, which is less than the issue price.  The estimated value of the securities is based on CGMI’s proprietary pricing models and our internal funding rate. It is not an indication of actual profit to CGMI or other of our affiliates, nor is it an indication of the price, if any, at which CGMI or any other person may be willing to buy the securities from you at any time after issuance.  See “Valuation of the Securities” in this pricing supplement.
(2) The issue price for investors purchasing the securities in fee-based advisory accounts will be $980.00 per security, assuming no custodial fee is charged by a selected dealer, and up to $982.50 per security, assuming the maximum custodial fee is charged by a selected dealer.  See “Supplemental Plan of Distribution” in this pricing supplement.
(3) For more information on the distribution of the securities, see “Supplemental Plan of Distribution” in this pricing supplement.  In addition to the underwriting fee, CGMI and its affiliates may profit from hedging activity related to this offering, even if the value of the securities declines.  See “Use of Proceeds and Hedging” in the accompanying prospectus.

Investing in the securities involves risks not associated with an investment in conventional debt securities. See “Summary Risk Factors” beginning on page PS-3.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the securities or determined that this pricing supplement and the accompanying product supplement, underlying supplement, prospectus supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

You should read this pricing supplement together with the accompanying product supplement, underlying supplement, prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below:
Product Supplement No. EA-04-02 dated November 13, 2013	Underlying Supplement No. 3 dated November 13, 2013
Prospectus Supplement and Prospectus each dated November 13, 2013

The securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Citigroup Inc.
Autocallable Contingent Coupon Equity Linked Securities Based on Shares of the SPDR® S&P® Oil & Gas Exploration & Production ETF Due April 26, 2018

Additional Information

General. The terms of the securities are set forth in the accompanying product supplement, prospectus supplement and prospectus, as supplemented by this pricing supplement. The accompanying product supplement, prospectus supplement and prospectus contain important disclosures that are not repeated in this pricing supplement. For example, certain events may occur that could affect whether you receive a contingent coupon payment on a contingent coupon payment date as well as your payment at maturity or, in the case of a delisting of the underlying shares, could give us the right to call the securities prior to maturity for an amount that may be less than the stated principal amount.  These events, including market disruption events and other events affecting the underlying shares, and their consequences are described in the accompanying product supplement in the sections “Description of the Securities—Certain Additional Terms for Securities Linked to Company Shares or ETF Shares—Consequences of a Market Disruption Event; Postponement of a Valuation Date,” “—Dilution and Reorganization Adjustments” and “—Delisting, Liquidation or Termination of an ETF,” and not in this pricing supplement. The accompanying underlying supplement contains important disclosures relevant to the S&P® Oil & Gas Exploration & Production Select Industry Index® that are not repeated in this pricing supplement. It is important that you read the accompanying product supplement, underlying supplement, prospectus supplement and prospectus together with this pricing supplement in connection with your investment in the securities. Certain terms used but not defined in this pricing supplement are defined in the accompanying product supplement.

Dilution and Reorganization Adjustments. The initial share price, the coupon barrier price and the final barrier price are each a “Relevant Price” for purposes of the section “Description of the Securities—Certain Additional Terms for Securities Linked to Company Shares or ETF Shares—Dilution and Reorganization Adjustments” in the accompanying product supplement. Accordingly, the initial share price, the coupon barrier price and the final barrier price, as well as the equity ratio, are each subject to adjustment upon the occurrence of any of the events described in that section.

Hypothetical Examples

The table below illustrates hypothetical total returns you might receive on the securities for a range of hypothetical final share prices and a varying number of contingent coupon payments hypothetically received over the term of the securities, assuming the securities are not automatically redeemed prior to maturity. You should understand that the term of the securities, and your opportunity to receive the contingent coupon payments on the securities, may be limited to as short as three months by the automatic call feature of the securities, which is not reflected in the table below. The hypothetical total return figures in the table below represent a total return on your investment if the securities are held to maturity. The outcomes illustrated in the table below are not exhaustive, and your actual total return on the securities may differ from any example illustrated below. For ease of analysis, figures in the table below have been rounded.

The table below is based on the following values in order to illustrate how the securities work:

Initial share price:	$52.94 (the closing price of the underlying shares on the pricing date)
Final barrier price:	$39.705 (75.00% of the initial share price)
Contingent coupon:	1.813% of the stated principal amount, paid quarterly

The table below assumes that the closing price of the underlying shares on the final valuation date is the same as the closing price of the underlying shares on the maturity date.

Hypothetical final share price	Hypothetical percentage change from initial share price to final share price	Hypothetical value of the underlying shares or cash amount you receive at maturity1 per security	Hypothetical total return on the securities2 if the closing price of the underlying shares is greater than or equal to the coupon barrier price on:
			All valuation dates	9 valuation dates	6 valuation dates	3 valuation dates	No valuation date
$60.88	15.00%	$1,000.00	21.75%	16.31%	10.88%	5.44%	N/A
$52.94	0.00%	$1,000.00	21.75%	16.31%	10.88%	5.44%	N/A
$47.65	-10.00%	$1,000.00	21.75%	16.31%	10.88%	5.44%	N/A
$39.71	-25.00%	$1,000.00	21.75%	16.31%	10.88%	5.44%	N/A
$39.70	-25.01%	$749.90	N/A	-8.70%	-14.14%	-19.57%	-25.01%
$26.47	-50.00%	$500.00	N/A	-33.69%	-39.13%	-44.56%	-50.00%
$13.24	-75.00%	$250.00	N/A	-58.69%	-64.13%	-69.56%	-75.00%
$0.00	-100.00%	$0.00	N/A	-83.69%	-89.13%	-94.56%	-100.00%

(1)      Excluding the final contingent coupon payment, if any. Based on the closing price of the underlying shares on the final valuation date. If we elect to deliver any underlying shares as payment at maturity, you will receive such underlying shares on the maturity date.

(2)      Unless earlier redeemed, during the term of the securities, there are twelve valuation dates. The examples above do not show the hypothetical total return if the closing price of the underlying shares is greater than or equal to the coupon barrier price on 1, 2, 4, 5, 7, 8, 10 or 11 valuation dates. The hypothetical total return on the securities is calculated as (a) (i) the value of the underlying shares or cash amount received at maturity (excluding the final contingent coupon payment, if any) per security plus the aggregate contingent coupon payments per security received over the term of the securities minus (ii) the $1,000 stated principal amount per security divided by (b) the $1,000 stated principal amount per security.

April 2015	PS-2

Citigroup Inc.
Autocallable Contingent Coupon Equity Linked Securities Based on Shares of the SPDR® S&P® Oil & Gas Exploration & Production ETF Due April 26, 2018

Summary Risk Factors

An investment in the securities is significantly riskier than an investment in conventional debt securities.  The securities are subject to all of the risks associated with an investment in our conventional debt securities, including the risk that we may default on our obligations under the securities, and are also subject to risks associated with the underlying shares.  Accordingly, the securities are suitable only for investors who are capable of understanding the complexities and risks of the securities.  You should consult your own financial, tax and legal advisers as to the risks of an investment in the securities and the suitability of the securities in light of your particular circumstances.

The following is a summary of certain key risk factors for investors in the securities.  You should read this summary together with the more detailed description of risks relating to an investment in the securities contained in the section “Risk Factors Relating to the Securities” beginning on page EA-6 in the accompanying product supplement.  You should also carefully read the risk factors included in the documents incorporated by reference in the accompanying prospectus, including our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, which describe risks relating to our business more generally.

▪
You may lose some or all of your investment. Unlike conventional debt securities, the securities do not provide for the repayment of the stated principal amount at maturity in all circumstances.  If the securities are not automatically redeemed prior to maturity and the final share price is less than the final barrier price, you will not receive the stated principal amount of your securities at maturity and, instead, will receive underlying shares (or, in our sole discretion, cash based on the value thereof) that will be worth less than 75.00% of the stated principal amount and may be worth nothing.

▪
You will not receive any contingent coupon payment for any quarter in which the closing price of the underlying shares is less than the coupon barrier price on the related valuation date. A contingent coupon payment will be made on a contingent coupon payment date if and only if the closing price of the underlying shares on the related valuation date is greater than or equal to the coupon barrier price. If the closing price of the underlying shares is less than the coupon barrier price on any quarterly valuation date, you will not receive any contingent coupon payment on the related contingent coupon payment date, and if the closing price of the underlying shares is below the coupon barrier price on each valuation date, you will not receive any contingent coupon payments over the term of the securities.

▪
Higher contingent coupon rates are associated with greater risk. The securities offer contingent coupon payments at an annualized rate that, if all are paid, would produce a yield that is generally higher than the yield on our conventional debt securities of the same maturity. This higher potential yield is associated with greater levels of expected risk as of the pricing date for the securities, including the risk that you may not receive a contingent coupon payment on one or more, or any, contingent coupon payment dates and the risk that what you receive at maturity may be worth significantly less than the stated principal amount of your securities at maturity. The volatility of the underlying shares is an important factor affecting this risk. Greater expected volatility of the underlying shares as of the pricing date may result in a higher contingent coupon rate, but it also represents a greater expected likelihood as of the pricing date that the closing price of the underlying shares will be less than the coupon barrier price on one or more valuation dates, such that you will not receive one or more, or any, contingent coupon payments during the term of the securities and that the closing price of the underlying shares will be less than the final barrier price on the final valuation date, such that you will not be repaid the stated principal amount of your securities at maturity.

▪
You may not be adequately compensated for assuming the downside risk of the underlying shares. The potential contingent coupon payments on the securities are the compensation you receive for assuming the downside risk of the underlying shares, as well as all the other risks of the securities. That compensation is effectively “at risk” and may, therefore, be less than you currently anticipate. First, the actual yield you realize on the securities could be lower than you anticipate because the coupon is “contingent” and you may not receive a contingent coupon payment on one or more, or any, of the contingent coupon payment dates. Second, the contingent coupon payments are the compensation you receive not only for the downside risk of the underlying shares, but also for all of the other risks of the securities, including the risk that the securities may be automatically redeemed prior to maturity, interest rate risk and our credit risk. If those other risks increase or are otherwise greater than you currently anticipate, the contingent coupon payments may turn out to be inadequate to compensate you for all the risks of the securities, including the downside risk of the underlying shares.

▪
The securities may be automatically called prior to maturity, limiting your opportunity to receive contingent coupon payments. On any valuation date prior to the final valuation date, the securities will be automatically called if the closing price of the underlying shares on that valuation date is greater than or equal to the initial share price. Thus, the term of the securities may be limited to as short as three months. If the securities are called prior to maturity, you will not receive any additional contingent coupon payments. Moreover, you may not be able to reinvest your funds in another investment that provides a similar yield with a similar level of risk.

▪
The securities offer downside exposure to the underlying shares, but no upside exposure to the underlying shares. You will not participate in any appreciation in the price of the underlying shares over the term of the securities. Consequently, your return on the securities will be limited to the contingent coupon payments you receive, if any, and may be significantly less than the return on the underlying shares over the term of the securities.

April 2015	PS-3

Citigroup Inc.
Autocallable Contingent Coupon Equity Linked Securities Based on Shares of the SPDR® S&P® Oil & Gas Exploration & Production ETF Due April 26, 2018

▪
The performance of the securities will depend on the closing price of the underlying shares solely on the relevant valuation dates, which makes the securities particularly sensitive to the volatility of the underlying shares. Whether the contingent coupon will be paid for any given quarter and whether the securities will be automatically redeemed prior to maturity, will depend on the closing price of the underlying shares solely on the applicable quarterly valuation dates, regardless of the closing price of the underlying shares on other days during the term of the securities. If the securities are not automatically redeemed, what you receive at maturity will depend solely on the closing price of the underlying shares on the final valuation date, and not on any other day during the term of the securities. Because the performance of the securities depends on the closing price of the underlying shares on a limited number of dates, the securities will be particularly sensitive to volatility in the closing price of the underlying shares. You should understand that the underlying shares have historically been highly volatile.

▪	The securities are subject to the credit risk of Citigroup Inc. If we default on our obligations under the securities, you may not receive anything owed to you under the securities.

▪
The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity. The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities. CGMI currently intends to make a secondary market in relation to the securities and to provide an indicative bid price for the securities on a daily basis. Any indicative bid price for the securities provided by CGMI will be determined in CGMI’s sole discretion, taking into account prevailing market conditions and other relevant factors, and will not be a representation by CGMI that the securities can be sold at that price, or at all. CGMI may suspend or terminate making a market and providing indicative bid prices without notice, at any time and for any reason. If CGMI suspends or terminates making a market, there may be no secondary market at all for the securities because it is likely that CGMI will be the only broker-dealer that is willing to buy your securities prior to maturity. Accordingly, an investor must be prepared to hold the securities until maturity.

▪
The estimated value of the securities on the pricing date, based on CGMI’s proprietary pricing models and our internal funding rate, is less than the issue price. The difference is attributable to certain costs associated with selling, structuring and hedging the securities that are included in the issue price. These costs include (i) the selling concessions paid in connection with the offering of the securities, (ii) hedging and other costs incurred by us and our affiliates in connection with the offering of the securities and (iii) the expected profit (which may be more or less than actual profit) to CGMI or other of our affiliates in connection with hedging our obligations under the securities. These costs adversely affect the economic terms of the securities because, if they were lower, the economic terms of the securities would be more favorable to you. The economic terms of the securities are also likely to be adversely affected by the use of our internal funding rate, rather than our secondary market rate, to price the securities. See “The estimated value of the securities would be lower if it were calculated based on our secondary market rate” below.

▪
The estimated value of the securities was determined for us by our affiliate using proprietary pricing models. CGMI derived the estimated value disclosed on the cover page of this pricing supplement from its proprietary pricing models. In doing so, it may have made discretionary judgments about the inputs to its models, such as the volatility of the underlying shares, the dividend yields on the underlying shares and the stocks held by the ETF and interest rates. CGMI’s views on these inputs may differ from your or others’ views, and as an underwriter in this offering, CGMI’s interests may conflict with yours. Both the models and the inputs to the models may prove to be wrong and therefore not an accurate reflection of the value of the securities. Moreover, the estimated value of the securities set forth on the cover page of this pricing supplement may differ from the value that we or our affiliates may determine for the securities for other purposes, including for accounting purposes. You should not invest in the securities because of the estimated value of the securities. Instead, you should be willing to hold the securities to maturity irrespective of the initial estimated value.

▪
The estimated value of the securities would be lower if it were calculated based on our secondary market rate. The estimated value of the securities included in this pricing supplement is calculated based on our internal funding rate, which is the rate at which we are willing to borrow funds through the issuance of the securities. Our internal funding rate is generally lower than the market rate implied by traded instruments referencing our debt obligations in the secondary market for those debt obligations, which we refer to as our secondary market rate. If the estimated value included in this pricing supplement were based on our secondary market rate, rather than our internal funding rate, it would likely be lower. We determine our internal funding rate based on factors such as the costs associated with the securities, which are generally higher than the costs associated with conventional debt securities, and our liquidity needs and preferences. Our internal funding rate is not the same as the coupon that is payable on the securities.

▪
The estimated value of the securities is not an indication of the price, if any, at which CGMI or any other person may be willing to buy the securities from you in the secondary market. Any such secondary market price will fluctuate over the term of the securities based on the market and other factors described in the next risk factor. Moreover, unlike the estimated value included in this pricing supplement, any value of the securities determined for purposes of a secondary market transaction will be based on our secondary market rate, which will likely result in a lower value for the securities than if our internal funding rate were used. In addition, any secondary market price for the securities will be reduced by a bid-ask spread, which may vary depending on the aggregate stated principal amount of the securities to be purchased in the secondary market transaction, and the expected cost

April 2015	PS-4

Citigroup Inc.
Autocallable Contingent Coupon Equity Linked Securities Based on Shares of the SPDR® S&P® Oil & Gas Exploration & Production ETF Due April 26, 2018

of unwinding related hedging transactions. As a result, it is likely that any secondary market price for the securities will be less than the issue price.

▪
The value of the securities prior to maturity will fluctuate based on many unpredictable factors. The value of your securities prior to maturity will fluctuate based on the price and volatility of the underlying shares and a number of other factors, including the price and volatility of the stocks held by the ETF, the dividend yields on the underlying shares and the stocks held by the ETF, the time remaining to maturity and our creditworthiness, as reflected in our secondary market rate. You should understand that the value of your securities at any time prior to maturity may be significantly less than the issue price.

▪
Immediately following issuance, any secondary market bid price provided by CGMI, and the value that will be indicated on any brokerage account statements prepared by CGMI or its affiliates, will reflect a temporary upward adjustment. The amount of this temporary upward adjustment will steadily decline to zero over the temporary adjustment period. See “Valuation of the Securities” in this pricing supplement.

▪
Investing in the securities exposes investors to risks associated with investments in securities with a concentration in the oil and gas exploration and production industry. The stocks included in the index underlying the ETF and that are generally tracked by the ETF are stocks of companies whose primary business is associated with the exploration and production of oil and gas. As a result, the value of the securities may be subject to greater volatility and may be more adversely affected by a single economic, political or regulatory occurrence affecting this industry than a different investment linked to securities of a more broadly diversified group of issuers or issuers in a less volatile industry. The oil and gas industry is significantly affected by a number of factors that influence worldwide economic conditions and oil prices, such as natural disasters, supply disruptions, geopolitical events and other factors that may offset or magnify each other, including:

▪	employment levels and job growth;

▪	worldwide and domestic supplies of, and demand for, oil and gas;

▪	the cost of exploring for, developing, producing, refining and marketing oil and gas;

▪	consumer confidence;

▪	changes in weather patterns and climatic changes;

▪	the ability of the members of Organization of Petroleum Exporting Countries and other oil and gas producing nations to agree to and maintain production levels;

▪	the price and availability of alternative and competing fuels;

▪	domestic and foreign governmental regulations and taxes;

▪
the worldwide military and political environment, uncertainty or instability resulting from an escalation or additional outbreak of armed hostilities or further acts of terrorism in the United States, or elsewhere; and

▪	general economic conditions worldwide.

These or other factors or the absence of such factors could cause a downturn in the oil and natural gas industries generally or regionally and could cause the value of the underlying shares to decline during the term of the securities.

▪
Our offering of the securities does not constitute a recommendation of the underlying shares. The fact that we are offering the securities does not mean that we believe that investing in an instrument linked to the underlying shares is likely to achieve favorable returns. In fact, as we are part of a global financial institution, our affiliates may have positions (including short positions) in the underlying shares or the stocks held by the ETF or in instruments related to the underlying shares or such stocks over the term of the securities, and may publish research or express opinions, that in each case are inconsistent with an investment linked to the underlying shares. These and other activities of our affiliates may affect the price of the underlying shares in a way that has a negative impact on your interests as a holder of the securities.

▪
The price of the underlying shares may be adversely affected by our or our affiliates’ hedging and other trading activities. We have hedged our obligations under the securities through CGMI or other of our affiliates, who have taken positions directly  in the underlying shares or the stocks held by the ETF and other financial instruments related to the underlying shares or such stocks and may adjust such positions during the term of the securities. Our affiliates also trade the underlying shares or the stocks held by the ETF and other financial instruments related to the underlying shares or such stocks on a regular basis (taking long or short positions or both), for their accounts, for other accounts under their management or to facilitate transactions on behalf of customers. These activities could affect the price of the underlying shares in a way that negatively affects the value of the securities. They could also result in substantial returns for us or our affiliates while the value of the securities declines.

▪
We and our affiliates may have economic interests that are adverse to yours as a result of our affiliates’ business activities. Our affiliates may currently or from time to time engage in business with the underlying share issuer or the issuers of the stocks held by the ETF, including extending loans to, making equity investments in or providing advisory services to such issuers.

April 2015	PS-5

Citigroup Inc.
Autocallable Contingent Coupon Equity Linked Securities Based on Shares of the SPDR® S&P® Oil & Gas Exploration & Production ETF Due April 26, 2018

In the course of this business, we or our affiliates may acquire non-public information about such issuers, which we will not disclose to you. Moreover, if any of our affiliates is or becomes a creditor of any such issuer, they may exercise any remedies against any such issuer that are available to them without regard to your interests.

▪
You will have no rights and will not receive dividends with respect to the underlying shares unless and until you receive underlying shares at maturity. If any change to the underlying shares is proposed, such as an amendment to the underlying share issuer’s certificate of incorporation, you will not have the right to vote on such change, but you will be subject to such change in the event you receive underlying shares at maturity. Any such change may adversely affect the market price of the underlying shares.

▪
Even if the underlying share issuer pays a dividend that it identifies as special or extraordinary, no adjustment will be required under the securities for that dividend unless it meets the criteria specified in the accompanying product supplement. In general, an adjustment will not be made under the terms of the securities for any cash dividend paid on the underlying shares unless the amount of the dividend per share, together with any other dividends paid in the same fiscal quarter, exceeds the dividend paid per share in the most recent fiscal quarter by an amount equal to at least 10% of the closing price of the underlying shares on the date of declaration of the dividend. Any dividend will reduce the closing price of the underlying shares by the amount of the dividend per share. If the underlying share issuer pays any dividend for which an adjustment is not made under the terms of the securities, holders of the securities will be adversely affected. See “Description of the Securities—Certain Additional Terms for Securities Linked to Company Shares or ETF Shares—Dilution and Reorganization Adjustments—Certain Extraordinary Cash Dividends” in the accompanying product supplement.

▪
The securities will not be adjusted for all events that could affect the price of the underlying shares. For example, we will not make any adjustment for ordinary dividends or extraordinary dividends that do not meet the criteria described above.  Moreover, the adjustments we do make may not fully offset the dilutive or adverse effect of the particular event.  Investors in the securities may be adversely affected by such an event in a circumstance in which a direct holder of the underlying shares would not.

▪
The securities may become linked to shares of an issuer other than the original underlying share issuer upon the occurrence of a reorganization event or upon the delisting of the underlying shares. For example, if the underlying share issuer enters into a merger agreement that provides for holders of the underlying shares to receive shares of another entity, the shares of such other entity will become the underlying shares for all purposes of the securities upon consummation of the merger.  Additionally, if the underlying shares are delisted or the ETF is otherwise terminated, the calculation agent may, in its sole discretion, select shares of another ETF to be the underlying shares.  See “Description of the Securities—Certain Additional Terms for Securities Linked to Company Shares or ETF Shares—Dilution and Reorganization Adjustments,” and “—Delisting, Liquidation or Termination of an ETF” in the accompanying product supplement.

▪
The calculation agent, which is an affiliate of ours, will make important determinations with respect to the securities.  If certain events occur, such as market disruption events, events with respect to the underlying share issuer that may require a dilution adjustment or the delisting of the underlying shares, CGMI, as calculation agent, will be required to make discretionary judgments that could significantly affect what you receive at maturity.  In making these judgments, the calculation agent’s interests as an affiliate of ours could be adverse to your interests as a holder of the securities.

▪
The price of the underlying shares may not completely track the performance of the index underlying the ETF. The price of the underlying shares will reflect transaction costs and fees of the underlying share issuer that are not included in the calculation of the index underlying the ETF. In addition, the underlying share issuer may not hold all of the shares included in, and may hold securities and derivative instruments that are not included in, the index underlying the ETF.

▪
Changes made by the investment adviser to the underlying share issuer or by the sponsor of the index underlying the ETF may adversely affect the underlying shares. We are not affiliated with the investment adviser to the underlying share issuer or with the sponsor of the index underlying the ETF. Accordingly, we have no control over any changes such investment adviser or sponsor may make to the underlying share issuer or the index underlying the ETF. Such changes could be made at any time and could adversely affect the performance of the underlying shares.

▪
The U.S. federal tax consequences of an investment in the securities are unclear.  There is no direct legal authority regarding the proper U.S. federal tax treatment of the securities, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”).  Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the treatment of the securities as described in “United States Federal Tax Considerations” below.  If the IRS were successful in asserting an alternative treatment, the tax consequences of ownership and disposition of the securities might be materially and adversely affected.  As described in the accompanying product supplement under “United States Federal Tax Considerations,” in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  While it is not clear whether the securities would be viewed as similar to the typical prepaid forward contract described in the notice, it is possible that

April 2015	PS-6

Citigroup Inc.
Autocallable Contingent Coupon Equity Linked Securities Based on Shares of the SPDR® S&P® Oil & Gas Exploration & Production ETF Due April 26, 2018

any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, including the character and timing of income or loss and the degree, if any, to which income realized by non-U.S. persons should be subject to withholding tax, possibly with retroactive effect.  You should read carefully the discussion under “United States Federal Tax Considerations” and “Risk Factors Relating to the Securities” in the accompanying product supplement and “United States Federal Tax Considerations” in this pricing supplement.  You should also consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

As described in “United States Federal Tax Considerations” below, in connection with any information reporting requirements we may have in respect of the securities under applicable law, we intend to treat a portion of each coupon payment as attributable to interest and the remainder to option premium. However, in light of the uncertain treatment of the securities, it is possible that other persons having withholding or information reporting responsibility in respect of the securities may treat a security differently, for instance, by treating the entire coupon payment as ordinary income at the time received or accrued by a holder and/or treating some or all of each coupon payment on a security as subject to withholding tax at a rate of 30%. If withholding applies to the securities, we will not be required to pay any additional amounts with respect to amounts so withheld.

Information About the Underlying Shares

The SPDR® S&P® Oil & Gas Exploration and Production ETF (the “ETF” or the “underlying share issuer”) is an exchange-traded fund that seeks to provide investment results that, before fees and expenses, correspond generally to the total return performance of publicly traded equity securities of companies included in the S&P® Oil & Gas Exploration & Production Select Industry Index® (the “Underlying Index”). The ETF is managed by SsgA Fund Management Inc. (“SSgA FM”), an investment advisor to the ETF, and the SPDR® Series Trust, a registered investment company.  The Select Sector SPDR® Trust consists of numerous separate investment portfolios, including the ETF.  Information provided to or filed with the SEC by The SPDR® Series Trust pursuant to the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, can be located by reference to SEC file numbers 333-57793 and 811-08839, respectively, through the SEC’s website at http://www.sec.gov.  In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. The SPDR® S&P® Oil & Gas Exploration and Production ETF trades on the NYSE Arca under the ticker symbol “XOP.”

This pricing supplement relates only to the securities offered hereby and does not relate to the underlying shares or other securities of the underlying share issuer.  We have derived all disclosures contained in this pricing supplement regarding the underlying shares and the underlying share issuer from the publicly available documents described above. In connection with the offering of the securities, neither Citigroup Inc. nor CGMI has participated in the preparation of such documents or made any due diligence inquiry with respect to the underlying share issuer.

The securities represent obligations of Citigroup Inc. only. The underlying share issuer is not involved in any way in this offering and has no obligation relating to the securities or to holders of the securities.

Neither we nor any of our affiliates make any representation to you as to the performance of the underlying shares.

Historical Information

The graph below shows the closing prices of the underlying shares for each day such price was available from January 4, 2010 to April 21, 2015. The table that follows shows the high and low closing prices of, and dividends paid on, the underlying shares for each quarter in that same period. We obtained the closing prices and other information below from Bloomberg L.P., without independent verification. You should not take the historical prices of the underlying shares as an indication of future performance.

April 2015	PS-7

Citigroup Inc.
Autocallable Contingent Coupon Equity Linked Securities Based on Shares of the SPDR® S&P® Oil & Gas Exploration & Production ETF Due April 26, 2018

SPDR® S&P® Oil & Gas Exploration & Production ETF – Historical Closing Prices January 4, 2010 to April 21, 2015

SPDR® S&P® Oil & Gas Exploration & Production ETF	High	Low	Dividends
2010
First Quarter	$44.07	$39.22	$0.02653
Second Quarter	$45.82	$38.57	$0.05460
Third Quarter	$42.85	$38.05	$0.04274
Fourth Quarter	$52.71	$42.18	$0.07342
2011
First Quarter	$64.50	$52.75	$0.32396
Second Quarter	$64.97	$54.71	$0.03703
Third Quarter	$65.24	$42.80	$0.07258
Fourth Quarter	$57.56	$39.99	$0.15478
2012
First Quarter	$61.34	$52.67	$0.11384
Second Quarter	$57.85	$45.20	$0.10682
Third Quarter	$59.35	$48.73	$0.00000
Fourth Quarter	$57.38	$50.69	$0.11251
2013
First Quarter	$62.10	$55.10	$0.49350
Second Quarter	$62.61	$54.71	$0.00000
Third Quarter	$66.47	$58.62	$0.31718
Fourth Quarter	$72.74	$65.02	$0.08437
2014
First Quarter	$71.83	$64.04	$0.13573
Second Quarter	$83.45	$71.19	$0.16189
Third Quarter	$82.08	$68.83	$0.16658
Fourth Quarter	$66.84	$42.75	$0.20820
2015
First Quarter	$53.94	$42.55	$0.15611
Second Quarter (through April 21, 2015)	$55.63	$50.17	$0.00000

The closing price of the underlying shares on April 21, 2015 was $52.94.

We make no representation as to the amount of dividends, if any, that may be paid on the underlying shares in the future. In any event, as an investor in the securities, you will not be entitled to receive dividends, if any, that may be payable on the underlying shares.

April 2015	PS-8

Citigroup Inc.
Autocallable Contingent Coupon Equity Linked Securities Based on Shares of the SPDR® S&P® Oil & Gas Exploration & Production ETF Due April 26, 2018

Description of the SPDR® S&P® Oil & Gas Exploration & Production ETF

Investment Objective and Strategy

The ETF seeks to provide investment results that, before fees and expenses, correspond generally to the total return performance of publicly traded equity securities of companies included in the Underlying Index. For additional information regarding the Underlying Index, see “—The S&P® Oil & Gas Exploration & Production Select Industry® Index” below.

Replication

In seeking to track the performance of the Underlying Index, the ETF employs a “replication” strategy, which means that the ETF typically invests in substantially all of the securities represented in the Underlying Index in approximately the same proportions as the Underlying Index.  Under normal market conditions, the ETF generally invests substantially all, but at least 80%, of its total assets in the securities included in the Underlying Index.  In addition, the ETF may invest in equity securities that are not included in the Underlying Index, cash and cash equivalents or money market instruments, such as repurchase agreements and money market funds (including money market funds advised by SSgA FM).

Correlation

The Underlying Index is a theoretical financial calculation, while the ETF is an actual investment portfolio.  The ETF seeks to track the performance of the Underlying Index as closely as possible (i.e., achieve a high degree of correlation with the Underlying Index).  However, the performance of the ETF and the Underlying Index will vary somewhat due to operating expenses, transaction costs, cash flows, regulatory requirements and operational inefficiencies.

The S&P® Oil & Gas Exploration & Production Select Industry® Index

The Underlying Index is an equal-weighted index that is designed to measure the performance of the oil and gas exploration and production sub-industry portion of the S&P® Total Market Index (“TMI”). Each of the component stocks included in the Underlying Index is a constituent company within the oil and gas exploration and production sub-industry of the TMI. The Underlying Index includes companies in the following GICS® Sub-Industries: Integrated Oil & Gas; Oil & Gas Exploration & Production; and Oil & Gas Refining & Marketing. The Underlying Index was launched on June 19, 2006 and had an initial value of 1,000 as of a base date of December 17, 1999.  As of March 31, 2015, the Underlying Index was comprised of 74 constituents. The Underlying Index is reported by Bloomberg L.P. under the ticker symbol “SPSIOP.”

The Underlying Index is an S&P® Select Industry Index. For information about the construction and calculation of the S&P® Select Industry Index, including the Underlying Index, please refer to the section “Equity Index Descriptions—S&P Select Industry Indices—The S&P Total Market Index” in the accompanying underlying supplement.

All disclosures contained in this pricing supplement regarding the Underlying Index and the TMI, including the makeup, method of calculation and changes of their respective components, are derived from publicly available information prepared by S&P Dow Jones Indices LLC. Neither Citigroup Inc. nor CGMI has independently verified such information.

United States Federal Tax Considerations

You should read carefully the discussion under “United States Federal Tax Considerations” and “Risk Factors Relating to the Securities” in the accompanying product supplement and “Summary Risk Factors” in this pricing supplement.

Due to the lack of any controlling legal authority, there is substantial uncertainty regarding the U.S. federal tax consequences of an investment in the securities. In connection with any information reporting requirements we may have in respect of the securities under applicable law, we intend (in the absence of an administrative determination or judicial ruling to the contrary) to treat a security as a put option (the “Put Option”) written by you with respect to the underlying shares, secured by a cash deposit equal to the stated principal amount of the security (the “Deposit”).  In the opinion of our tax counsel, Davis Polk & Wardwell LLP, which is based on current market conditions, this treatment of the securities is reasonable under current law; however, our tax counsel has advised us that it is unable to conclude affirmatively that this treatment is more likely than not to be upheld, and that alternative treatments are possible.  Under this treatment:

•	a portion of each coupon payment made with respect to the securities will be attributable to interest on the Deposit; and

•	the remainder will represent premium attributable to your grant of the Put Option (“Put Premium”).

We will treat 12.56% of each coupon payment as interest on the Deposit and 87.44% as Put Premium for each security.

Assuming the treatment of a security as a Put Option and a Deposit is respected, amounts treated as interest on the Deposit should be taxed as ordinary interest income, while the Put Premium should not be taken into account prior to maturity or disposition of the securities. See “United States Federal Tax Considerations—Tax Consequences to U.S. Holders” in the accompanying product supplement.

Subject to the discussion in the accompanying product supplement regarding “FATCA,” if you are a Non-U.S. Holder (as defined in the accompanying product supplement) of the securities, under current law you generally should not be subject to U.S. federal withholding

April 2015	PS-9

Citigroup Inc.
Autocallable Contingent Coupon Equity Linked Securities Based on Shares of the SPDR® S&P® Oil & Gas Exploration & Production ETF Due April 26, 2018

or income tax in respect of any amount paid to you with respect to the securities, provided that (i) income in respect of the securities is not effectively connected with your conduct of a trade or business in the United States, and (ii) you comply with the applicable certification requirements.

We do not plan to request a ruling from the IRS regarding the treatment of the securities, and the IRS or a court might not agree with the treatment described herein. In addition, the U.S. Treasury Department and the IRS have released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts.”  While it is not clear whether the securities would be viewed as similar to the typical prepaid forward contract described in the notice, it is possible that any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, including the character and timing of income or loss and the degree, if any, to which income realized by non-U.S. persons should be subject to withholding tax, possibly with retroactive effect.

While we currently do not intend to withhold on payments on the securities to Non-U.S. Holders (subject to compliance with the applicable certification requirements and the discussion in the accompanying product supplement regarding “FATCA”), in light of the uncertain treatment of the securities other persons having withholding or information reporting responsibility in respect of the securities may treat some or all of each coupon payment on a security as subject to withholding tax at a rate of 30%.  Moreover, it is possible that in the future we may determine that we should withhold at a rate of 30% on coupon payments on the securities.  We will not be required to pay any additional amounts with respect to amounts withheld.

You should read the section entitled “United States Federal Tax Considerations” in the accompanying product supplement.  The preceding discussion, when read in combination with that section, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of owning and disposing of the securities.

You should also consult your tax adviser regarding all aspects of the U.S. federal income and estate tax consequences of an investment in the securities and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Supplemental Plan of Distribution

CGMI, an affiliate of Citigroup Inc. and the underwriter of the sale of the securities, is acting as principal and will receive an underwriting fee of $20.00 for each $1,000 security sold in this offering (or up to $2.50 per security in the case of sales to fee-based advisory accounts). The actual underwriting fee will be equal to $20.00 for each $1,000 security sold by CGMI directly to the public and will otherwise be equal to the selling concession provided to selected dealers as described in this paragraph. CGMI will pay selected dealers not affiliated with CGMI, which may include dealers acting as custodians, a variable selling concession of up to $2.50 for each $1,000 security they sell to fee-based advisory accounts. Certain broker-dealers affiliated with CGMI, including Citi International Financial Services, Citigroup Global Markets Singapore Pte. Ltd. and Citigroup Global Markets Asia Limited, will receive  a fixed selling concession, and financial advisers employed by such affiliated broker-dealers will receive  a fixed selling concession, of $20.00 for each $1,000 security they sell to accounts other than fee-based advisory accounts. CGMI will pay the registered representatives of CGMI a fixed selling concession of $20.00 for each $1,000 security they sell directly to the public.

CGMI is an affiliate of ours.  Accordingly, this offering will conform with the requirements addressing conflicts of interest when distributing the securities of an affiliate set forth in Rule 5121 of the Financial Industry Regulatory Authority.  Client accounts over which Citigroup Inc. or its subsidiaries have investment discretion will not be permitted to purchase the securities, either directly or indirectly, without the prior written consent of the client.

See “Plan of Distribution; Conflicts of Interest” in the accompanying product supplement and “Plan of Distribution” in each of the accompanying prospectus supplement and prospectus for additional information.

A portion of the net proceeds from the sale of the securities will be used to hedge our obligations under the securities.  We have hedged our obligations under the securities through CGMI or other of our affiliates.  CGMI or such other of our affiliates may profit from this hedging activity even if the value of the securities declines.  This hedging activity could affect the closing price of the underlying shares and, therefore, the value of and your return on the securities.  For additional information on the ways in which our counterparties may hedge our obligations under the securities, see “Use of Proceeds and Hedging” in the accompanying prospectus.

Valuation of the Securities

CGMI calculated the estimated value of the securities set forth on the cover page of this pricing supplement based on proprietary pricing models. CGMI’s proprietary pricing models generated an estimated value for the securities by estimating the value of a hypothetical package of financial instruments that would replicate the payout on the securities, which consists of a fixed-income bond (the “bond component”) and one or more derivative instruments underlying the economic terms of the securities (the “derivative component”). CGMI calculated the estimated value of the bond component using a discount rate based on our internal funding rate. CGMI calculated the estimated value of the derivative component based on a proprietary derivative-pricing model, which generated a theoretical price for the instruments that constitute the derivative component based on various inputs, including the factors described under “Summary Risk Factors—The value of the securities prior to maturity will fluctuate based on many unpredictable factors” in this

April 2015	PS-10

Citigroup Inc.
Autocallable Contingent Coupon Equity Linked Securities Based on Shares of the SPDR® S&P® Oil & Gas Exploration & Production ETF Due April 26, 2018

pricing supplement, but not including our creditworthiness. These inputs may be market-observable or may be based on assumptions made by CGMI in its discretionary judgment.

For a period of approximately three months following issuance of the securities, the price, if any, at which CGMI would be willing to buy the securities from investors, and the value that will be indicated for the securities on any brokerage account statements prepared by CGMI or its affiliates (which value CGMI may also publish through one or more financial information vendors), will reflect a temporary upward adjustment from the price or value that would otherwise be determined. This temporary upward adjustment represents a portion of the hedging profit expected to be realized by CGMI or its affiliates over the term of the securities. The amount of this temporary upward adjustment will decline to zero on a straight-line basis over the three-month temporary adjustment period. However, CGMI is not obligated to buy the securities from investors at any time.  See “Summary Risk Factors—The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity.”

Validity of the Securities

In the opinion of Davis Polk & Wardwell LLP, as special products counsel to Citigroup Inc., when the securities offered by this pricing supplement have been executed and issued by Citigroup Inc. and authenticated by the trustee pursuant to the indenture, and delivered against payment therefor, such securities will be valid and binding obligations of Citigroup Inc., enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date of this pricing supplement and is limited to the laws of the State of New York, except that such counsel expresses no opinion as to the application of state securities or Blue Sky laws to the securities.

In giving this opinion, Davis Polk & Wardwell LLP has assumed the legal conclusions expressed in the opinion set forth below of Michael J. Tarpley, Associate General Counsel-Capital Markets of Citigroup Inc. In addition, this opinion is subject to the assumptions set forth in the letter of Davis Polk & Wardwell LLP dated November 13, 2013, which has been filed as an exhibit to a Current Report on Form 8-K filed by Citigroup Inc. on November 13, 2013, that the indenture has been duly authorized, executed and delivered by, and is a valid, binding and enforceable agreement of the trustee and that none of the terms of the securities nor the issuance and delivery of the securities, nor the compliance by Citigroup Inc. with the terms of the securities, will result in a violation of any provision of any instrument or agreement then binding upon Citigroup Inc. or any restriction imposed by any court or governmental body having jurisdiction over Citigroup Inc.

In the opinion of Michael J. Tarpley, Associate General Counsel-Capital Markets of Citigroup Inc., (i) the terms of the securities offered by this pricing supplement have been duly established under the indenture and the Board of Directors (or a duly authorized committee thereof) of Citigroup Inc. has duly authorized the issuance and sale of such securities and such authorization has not been modified or rescinded; (ii) Citigroup Inc. is validly existing and in good standing under the laws of the State of Delaware; (iii) the indenture has been duly authorized, executed, and delivered by Citigroup Inc.; and (iv) the execution and delivery of such indenture and of the securities offered by this pricing supplement by Citigroup Inc., and the performance by Citigroup Inc. of its obligations thereunder, are within its corporate powers and do not contravene its certificate of incorporation or bylaws or other constitutive documents. This opinion is given as of the date of this pricing supplement and is limited to the General Corporation Law of the State of Delaware.

Michael J. Tarpley, or other internal attorneys with whom he has consulted, has examined and is familiar with originals, or copies certified or otherwise identified to his satisfaction, of such corporate records of Citigroup Inc., certificates or documents as he has deemed appropriate as a basis for the opinions expressed above. In such examination, he or such persons has assumed the legal capacity of all natural persons, the genuineness of all signatures (other than those of officers of Citigroup Inc.), the authenticity of all documents submitted to him or such persons as originals, the conformity to original documents of all documents submitted to him or such persons as certified or photostatic copies and the authenticity of the originals of such copies.

Contact

Clients may contact their local brokerage representative.

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April 2015	PS-11